Exhibit 99.1

Delta Apparel Reports Third Quarter Fiscal 2023 Results

Significantly Improved Operating Environment Sets Stage for Return to Growth

August 3, 2023, DULUTH, GA. --(BUSINESS WIRE)-- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear, lifestyle apparel, and on-demand digital print strategies, today announced financial results for its fiscal year 2023 third quarter ended July 1, 2023.

Chairman and Chief Executive Officer Robert W. Humphreys commented, “We saw encouraging indications throughout the quarter that the two major trends impacting both our business and the entire industry this year  - elevated cotton pricing and demand destruction from high inventory levels in the retail supply chain - are receding and we are moving into a more normalized operating environment.  I’m extremely proud of the way our team has navigated these broad-based events and executed on strategies to counteract them, including significant reductions in inventory and debt as well as several needle-moving cost restructuring initiatives.

We continue to see some signs of demand improvement in parts of our Activewear business, including our channel serving mass and mid-tier retailers, and our Salt Life business continues to expand its consumer reach with two new branded retail locations in New York and outstanding growth on its eCommerce site. In our DTG2Go business, we completed a comprehensive recalibration of our digital first technology fleet and made substantial headway on consumer satisfaction initiatives. DTG2Go also reached an exciting milestone in launching a proprietary customer order portal that we believe will catalyze more industry migration to digital and increase our market share.

Mr. Humphreys concluded, “Our decision toward the end of last year to reduce production levels and purchase less price-inflated cotton proved to be strategically sound, but the significant one-time cost impacts of that decision greatly impacted our operating results this quarter and year-to-date. Looking ahead, we expect steady improvement in our operating results as we close out our fourth quarter and move into our next fiscal year. For fiscal year 2024, we anticipate net sales in a range of $410 to $425 million generating operating profit margins of 3.25% to 4.25%, with sequentially improving gross margins and operating profit as well as topline growth in the back half of the year.”

For the third quarter ended July 1, 2023:

●

Net sales were $106.3 million compared to prior year third quarter net sales of $126.9 million. Salt Life Group segment net sales were $17.2 million compared to prior year third quarter net sales of $20.9 million, with the year-over-year comparison skewed by significant sales occurring in the prior year third quarter due to transportation delays.  Net sales in the Delta Group segment were $89.1 million compared to $106 million in the prior year third quarter.

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Gross margins were 13.1% compared to 24.2% in the prior year period, driven primarily by the above-referenced production curtailments intended to match manufacturing output with lighter market demand as well as inflationary cotton costs (collectively “Production Curtailment & Cotton Costs”). Excluding the Production Curtailment & Cotton Costs, adjusted third quarter gross margins were 22.7%. Delta Group segment gross margins for the quarter were 5.9% compared to 19.1% in the prior year period; however, excluding the Production Curtailment & Cotton Costs, adjusted gross margins in the Delta Group segment were 17.4%.  Salt Life Group segment gross margins for the quarter increased 30 basis points to 50.5% from 50.2% in the prior year period.

●

Selling, general, and administrative expenses (SG&A) declined favorably to $18.5 million from $22.4 million in the prior year third quarter, while SG&A as a percentage of sales was down favorably to the prior year period at 17.4%.

●

Operating income declined year-over-year from $9.3 million, or 7.3% of sales, to an operating loss of $4.5 million, or (4.2%) of sales. However, excluding the Production Curtailment & Cotton Costs, adjusted operating income was $5.8 million, or 5.5% of sales. Delta Group segment operating income for the quarter declined from $10.7 million to a loss of $3.6 million; however, excluding the Production Curtailment and Cotton Costs, adjusted operating income in the Delta Group segment was $6.7 million, or 7.5% of sales.  Salt Life Group segment operating income for the quarter was $1.6 million, or 9.6% of sales, compared to $3.6 million and 17.2% of sales in the prior year period.

●

Net income declined from $6.2 million, or $.88 per diluted share, to a loss of $6.3 million, or ($0.90) per diluted share.  However, excluding the Production Curtailment & Cotton Costs, third quarter adjusted net income was $1.2 million, or $0.17 per diluted share.

●	Net inventory as of July 1, 2023, was $226.2 million, a sequential decrease of almost $33 million from December 2022 and generally flat year-over-year with inventory of $227.6 million at June 2022.

●

Total net debt, including capital lease financing and cash on hand, was $166.2 million as of July 1, 2023, an approximately 15% reduction from $194.3 million at March 2023 and a slight increase from $162.4 million at June 2022. Cash on hand and availability under the Company’s U.S. revolving credit facility totaled $14.4 million as of July 1, 2023, a decrease of $12.8 million from December 2022 and $16.4 million from June 2022, with the decrease from December 2022 principally driven by investments in the business to support working capital needs as well as higher interest costs.

●

The Company spent approximately $1.5 million on capital expenditures during the third quarter compared to $5.5 million during the prior year third quarter, with the expenditures focused on Salt Life retail store buildouts as well as facility and information technology enhancements.

For the nine months ended July 1, 2023:

●

Net sales were $323.9 million compared to prior year period net sales of $369.3 million. Salt Life Group segment net sales were $46.5 million compared to prior year period net sales of $46 million.  Net sales in the Delta Group segment were $277.5 million compared to $323 million in the prior year period.

●

Gross margins were 13.5% compared to 23.6% in the prior year period, driven primarily by the Production Curtailment & Cotton Costs coupled with costs incurred in connection with restructuring initiatives (collectively “Restructuring Costs”). Excluding the Production Curtailment & Cotton Costs and Restructuring Costs, adjusted gross margins were 22.7%. Delta Group segment gross margins were 6.5% compared to 19.6% in the prior year period; however, excluding the Production Curtailment & Cotton Costs and Restructuring Costs, adjusted gross margins in the Delta Group segment were 17.2%.  Salt Life Group segment gross margins increased to 55.4% from 51.6% in the prior year period.

●	Selling, general, and administrative expenses (SG&A) declined favorably to $56.7 million from $59.6 million in the prior year period, while SG&A as a percentage of sales increased from 16.1% to 17.5%.

●

Operating income declined year-over-year from $29.5 million, or 8% of sales, to an operating loss of $12.4 million, or (3.8%) of sales. However, excluding the  Production Curtailment & Cotton Costs and Restructuring Costs, adjusted operating income was $20.5 million, or 6.3% of sales. Delta Group segment operating income declined from $33.6 million to a loss of $11.0 million; however, excluding the Production Curtailment & Cotton Costs and Restructuring Costs, adjusted operating income in the Delta Group segment was $22.0 million, or 7.9% of sales.  Salt Life Group segment operating income was $6.6 million, or 14.1% of sales, compared to $7 million, or 15.3% of sales, in the prior year period.

●

Net income declined from $20 million, or $2.84 per diluted share, to a loss of $16.8 million, or ($2.41) per diluted share.  However, excluding the Production Curtailment & Cotton Costs and Restructuring Costs, adjusted net income was $7.2 million, or $1.02 per diluted share, for the nine-month period.

Conference Call

After the market close on August 3, 2023, financial results for the Company’s fiscal year 2023 third quarter and nine-month period ended July 1, 2023, will be released and, at 4:30 p.m. ET, the Company’s senior management will hold a conference call to discuss its financial results and business outlook. The Company invites you to join the call by dialing 888-886-7786. If calling from outside the United States, please dial 416-764-8658. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through September 3, 2023. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 21463474.

Non-GAAP Financial Measures

Reconciliations of GAAP gross margins to non-GAAP adjusted gross margins, GAAP operating income to non-GAAP adjusted operating income, and GAAP net income to non-GAAP adjusted net income are presented in tables accompanying the selected financial data included in this release and provide useful information to evaluate the Company’s operational performance. A description of the amounts excluded on a non-GAAP basis are provided in conjunction with these tables. Non-GAAP adjusted gross margin, non-GAAP adjusted operating income, and non-GAAP adjusted net income should be evaluated in light of the Company’s financial statements prepared in accordance with GAAP.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, Soffe®, and Delta. The Company is a market leader in the direct-to-garment digital print and fulfillment industry, bringing proprietary DTG2Go technology and innovation to customer supply chains. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business e-commerce sites. The Company’s products are also made available direct-to-consumer on its websites at www.saltlife.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,100 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the general U.S. and international economic conditions; the impact of the COVID-19 pandemic and government/social actions taken to contain its spread on our operations, financial condition, liquidity, and capital investments, including recent labor shortages, inventory constraints, and supply chain disruptions; significant interruptions or disruptions within our manufacturing, distribution or other operations; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the volatility and uncertainty of cotton and other raw material prices and availability; the competitive conditions in the apparel industry; our ability to predict or react to changing consumer preferences or trends; our ability to successfully open and operate new retail stores in a timely and cost-effective manner; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; changes in economic, political or social stability at our offshore locations or in areas in which we, or our suppliers or vendors, operate; our ability to attract and retain key management; the volatility and uncertainty of energy, fuel and related costs; material disruptions in our information systems related to our business operations; compromises of our data security; significant changes in our effective tax rate; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; changes in international trade regulations; our ability to comply with trade regulations; changes in employment laws or regulations or our relationship with employees; negative publicity resulting from violations of manufacturing standards or labor laws or unethical business practices by our suppliers and independent contractors; the inability of suppliers or other third-parties, including those related to transportation, to fulfill the terms of their contracts with us; restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the impairment of acquired intangible assets; foreign currency exchange rate fluctuations; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Company Contact:
Justin Grow, 864-232-5200 x6604
investor.relations@deltaapparel.com

Investor Relations and Media Contact:
ICR, Inc.

Investors:
Tom Filandro, 646-277-1235

Media:
Jessica Liddell, 203-682-8208
DLAPR@icrinc.com

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	June 2023	June 2022	June 2023	June 2022

Net Sales	$106,319	$126,875	$323,949	$369,319
Cost of Goods Sold	92,384	96,182	280,181	282,100
Gross Profit	13,935	30,693	43,768	87,219

Selling, General and Administrative Expenses	18,491	22,416	56,658	59,613
Other (Income), Net	(95)	(1,018)	(452)	(1,947)
Operating (Loss) Income	(4,461)	9,295	(12,438)	29,553

Interest Expense, Net	4,049	1,971	10,662	5,370

(Loss) Earnings Before (Benefit From) Provision For Income Taxes	(8,510)	7,324	(23,100)	24,183

(Benefit From) Provision For Income Taxes	(2,218)	1,087	(6,214)	4,149

Consolidated Net (Loss) Earnings	(6,292)	6,237	(16,886)	20,034

Net Loss (Income) Attributable to Non-Controlling Interest	5	3	45	(11)

Net (Loss) Earnings Attributable to Shareholders	$(6,287)	$6,240	$(16,841)	$20,023

Weighted Average Shares Outstanding
Basic	7,001	6,946	6,985	6,966
Diluted	7,001	7,065	6,985	7,061

Net (Loss) Earnings per Common Share
Basic	$(0.90)	$0.90	$(2.41)	$2.87
Diluted	$(0.90)	$0.88	$(2.41)	$2.84

	June 2023	September 2022	June 2022

Current Assets
Cash	$296	$300	$542
Receivables, Net	44,520	71,586	69,868
Inventories, Net	226,196	248,538	227,671
Prepaids and Other Assets	4,221	2,755	3,798
Total Current Assets	275,233	323,179	301,879

Noncurrent Assets
Property, Plant & Equipment, Net	69,040	74,109	75,144
Goodwill and Other Intangibles, Net	60,161	61,923	62,524
Deferred Income Taxes	3,105	1,342	1,164
Operating Lease Assets	54,054	50,275	47,570
Investment in Joint Venture	9,356	9,886	10,277
Other Noncurrent Assets	2,020	2,967	2,893
Total Noncurrent Assets	197,736	200,502	199,572

Total Assets	$472,969	$523,681	$501,451

Current Liabilities
Accounts Payable and Accrued Expenses	$81,321	$110,967	$102,180
Income Taxes Payable	695	379	666
Current Portion of Contingent Consideration	-	-	563
Current Portion of Finance Leases	8,942	8,163	8,265
Current Portion of Operating Leases	8,980	8,876	8,044
Current Portion of Long-Term Debt	10,180	9,176	7,615
Total Current Liabilities	110,118	137,561	127,333

Noncurrent Liabilities
Long-Term Taxes Payable	2,131	2,841	2,841
Long-Term Finance Leases	15,871	16,776	18,802
Long-Term Operating Leases	46,664	42,721	40,940
Long-Term Debt	131,461	136,750	128,230
Other Noncurrent Liabilities	-	4,310	1,591
Total Noncurrent Liabilities	196,127	203,398	192,404

Common Stock	96	96	96
Additional Paid-In Capital	61,448	61,961	60,822
Equity Attributable to Non-Controlling Interest	(701)	(656)	(647)
Retained Earnings	149,756	166,600	166,882
Accumulated Other Comprehensive Loss	21	141	(7)
Treasury Stock	(43,896)	(45,420)	(45,432)
Total Equity	166,724	182,722	181,714

Total Liabilities and Equity	$472,969	$523,681	$501,451

RECONCILIATION OF GROSS MARGIN, OPERATING INCOME, AND NET INCOME TO NON-GAAP MEASURES ADJUSTED GROSS MARGIN, ADJUSTED OPERATING INCOME, AND ADJUSTED NET INCOME
Unaudited
(in thousands)

Reconciliation of Gross Margin to Adjusted Gross Margin – Unaudited
	Three Months Ending		Nine Months Ending
	June 2023	June 2022	June 2023	June 2022

Gross Margin	$13,935	$30,693	$43,768	$87,219
Production Curtailment Costs (1)	3,340	-	7,589	-
Cotton Costs (2)	6,906	-	22,027	-

Adjusted Gross Margin	$24,181	$30,693	$73,384	$87,219
	22.7%	24.2%	22.7%	23.6%

Reconciliation of Operating Income to Adjusted Operating Income – Unaudited
	Three Months Ending		Nine Months Ending
	June 2023	June 2022	June 2023	June 2022

Operating (Loss) Income	$(4,461)	$9,295	$(12,438)	$29,553
Production Curtailment Costs (1)	3,340	-	7,589	-
Cotton Costs (2)	6,906	-	22,027	-
Restructuring Costs (3)	32	-	3,344	-

Adjusted Operating Income	$5,817	$9,295	$20,522	$29,553

Reconciliation of Net Income to Adjusted Net Income – Unaudited

	Three Months Ending		Nine Months Ending
	June 2023	June 2022	June 2023	June 2022

Net (Loss) Income	$(6,287)	$6,240	$(16,841)	$20,023
Production Curtailment Costs (1)	3,340	-	7,589	-
Cotton Costs (2)	6,906	-	22,027	-
Restructuring Costs (3)	32	-	3,344	-
Tax Impact	(2,775)	-	(8,950)	-

Adjusted Net Income	$1,216	$6,240	$7,169	$20,023

Reconciliation of Delta Group Segment Gross Margin to Delta Group Segment Adjusted Gross Margin - Unaudited

	Three Months Ending		Nine Months Ending
	June 2023	June 2022	June 2023	June 2022

Gross Margin	$5,254	$20,227	$18,013	$63,470
Production Curtailment Costs (1)	3,340	-	7,589	-
Cotton Costs (2)	6,906	-	22,027	-

Adjusted Gross Margin	$15,500	$20,227	$47,629	$63,470
	17.4%	19.1%	17.2%	19.6%

Reconciliation of Delta Group Segment Operating Income to Delta Group Segment Adjusted Operating Income - Unaudited

	Three Months Ending		Nine Months Ending
	June 2023	June 2022	June 2023	June 2022

Operating (Loss) Income	$(3,621)	$10,701	$(10,979)	$33,557
Production Curtailment Costs (1)	3,340	-	7,589	-
Cotton Costs (2)	6,906	-	22,027	-
Restructuring Costs (3)	32	-	3,344	-

Adjusted Operating Income	$6,657	$10,701	$21,981	$33,557
	7.5%	10.1%	7.9%	10.4%

(1)  Production Curtailment Costs consist of unabsorbed fixed costs, temporary unemployment benefit payments, and other expense items resulting from the Company’s decision to reduce production levels to better align with the significantly reduced demand across the activewear industry due to high inventory levels stemming from the heavy replenishment activity following pandemic-related supply chain challenges.

(2) Cotton Costs consist of the amount of the cotton component of the Company's cost of sales in excess of the average price per pound of cotton over a recent 10-year period ($0.78 per pound)  as well as a reasonable estimate of the additional cost for what the industry refers to as “basis” typically required to be purchased in connection with the delivery of cotton ($0.15 per pound). As such, Cotton Costs consist of the cotton component of the Company's cost of sales in excess of $0.93 per pound.

(3)  Restructuring Costs consist of employee severance benefits paid in connection with the transition of our more expensive Mexico manufacturing capacity to our more efficient Central America manufacturing platform, employee severance benefits paid in connection with leadership restructuring, expenses incurred in connection with the closure of a  legacy facility we acquired via acquisition and the absorption of the print capacity at that facility into our nationwide network of dual purpose digital print and blank garment distribution facilities, and additional cost items incurred from restructuring activities.